Exhibit 99.1

3315 Marquart, Suite 205 Houston, Texas 77027 Phone 713.877.1516
NEWS RELEASE

Exobox Promotes Norm Smith to Interim CEO

HOUSTON, TEXAS (JUNE  7, 2010) –EXOBOX TECHNOLOGIES CORP. (OTCBB: EXBX) announced that Chief Operating Officer Norm Smith has been elevated to Interim Chief Executive Officer effective immediately.

Mr. Smith has over 20 years of experience in building and growing high-tech companies. He was a partner during his 16 year career at Andersen Consulting (now Accenture) and has successfully operated as a Chief Executive Officer and executive management for a number of public companies ranging in size from $15M to $700M. Smith understands the various growth challenges that Exobox will face as the Company strives to get back on a growth track. His primary focus will be on operational excellence and client service.  He holds an MBA from George Mason University and an undergraduate degree from the Wharton School at the University of Pennsylvania.

Mr. Smith stated, “I am excited to take on additional responsibilities at Exobox and continue driving our re-positioning. My priorities remain the same as previously stated:

a) improve the communications with our shareholders and provide better visibility and transparency to the Company’s operational activities,

b) build a thirty, sixty and ninety day plan that can guide all the operational activities of the Company that we can use to track our progress. This plan will address our Product Roadmap and Development Strategy, Sales and Marketing, Staffing/Hiring, and the Company’s financial targets,

c) determine how  to improve our  efforts in marketing our existing products, ExoDetect and ExoWatch, while at the same time build our next generation security software.

With the support of our existing shareholders and securing additional capital, Exobox has an outstanding opportunity to become the market leader in providing the next-generation of risk management and security software.”

About Exobox

Exobox Technologies Corp. develops information risk management and security solutions that help organizations protect and recover their most valuable information assets. It is committed to its vision to create a more secure environment for the information-centric community through the development of new technologies and security services. Exobox is headquartered in Houston, Texas. For more information on Exobox, visit www.exobox.com.

Safe Harbor Statement: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including the lack of funding and others set forth in the Company's report on Form 10-K for fiscal year 2009 filed with the Securities and Exchange Commission.

Investor Relations
IR@exobox.com